Exhibit 99

News Release

Contact:	Randy Belote (Media)
703-280-2720
randy.belote@ngc.com

Steve Movius (Investors)
703-280-4575
steve.movius@ngc.com
Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results

•	Q4 Sales Increase 12 Percent to $6.4 Billion; 2016 Sales Increase 4 Percent to $24.5 Billion

•	Total Backlog of $45.3 Billion

•	Q4 EPS Increase 19 Percent to $2.96; 2016 EPS Increase 17 percent to $12.19

•	Q4 Cash from Operations of $1.5 Billion; 2016 Cash from Operations of $2.8 Billion

•	Q4 Free Cash Flow[1] of $1.2 Billion; 2016 Free Cash Flow[1] of $1.9 Billion

•	2017 EPS Guidance of $11.30 to $11.60

FALLS CHURCH, Va. – Jan. 26, 2017 – Northrop Grumman Corporation (NYSE: NOC) reported fourth quarter 2016 sales increased 12 percent to $6.4 billion from $5.7 billion in the fourth quarter of 2015. Fourth quarter 2016 net earnings increased 14 percent to $525 million, or $2.96 per diluted share, from $459 million, or $2.49 per diluted share, in the fourth quarter of 2015. Fourth quarter 2016 diluted earnings per share are based on 177.6 million weighted average diluted shares outstanding compared with 184.2 million in the prior year period, a 4 percent decrease. The company repurchased 1.7 million shares of its common stock in the fourth quarter of 2016.
For 2016, net earnings increased 11 percent to $2.2 billion, or $12.19 per diluted share, from $2.0 billion, or $10.39 per diluted share in 2015. Diluted earnings per share for 2016 increased 17 percent and are based on 180.5 million weighted average shares outstanding compared with 191.6 million shares in 2015. During 2016, the company repurchased 7.3 million shares of its common stock for $1.5 billion. As of Dec. 31, 2016, $2.7 billion remained on the company's share repurchase authorization.
“Congratulations to our entire team on a strong fourth quarter and excellent full-year 2016 results that included higher sales accompanied by strong performance and cash generation. For 2017, our outlook calls for continued investment to drive growth and performance, as we strengthen the foundation for long-term profitable growth,” said Wes Bush, chairman, chief executive officer and president.

[1]	Non-GAAP metric — see definitions at the end of this earnings release.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	2

Table 1 — Consolidated Operating Results Highlights

	Fourth Quarter		Full Year
($ in millions, except per share amounts)	2016	2015	2016	2015
Sales	$6,397	$5,694	$24,508	$23,526
Segment operating income[1]	772	717	2,935	2,920
Segment operating margin rate[1]	12.1%	12.6%	12.0%	12.4%
Net FAS/CAS pension adjustment[1]	82	87	316	348
Unallocated corporate expenses	(22)	(114)	(53)	(190)
Other	(1)	(1)	(5)	(2)
Operating income	831	689	3,193	3,076
Operating margin rate	13.0%	12.1%	13.0%	13.1%
Interest expense	(77)	(75)	(301)	(301)
Other, net	(6)	7	31	15
Earnings before income taxes	748	621	2,923	2,790
Federal and foreign income tax expense	(223)	(162)	(723)	(800)
Effective income tax rate	29.8%	26.1%	24.7%	28.7%
Net earnings	$525	$459	$2,200	$1,990
Diluted EPS	2.96	2.49	12.19	10.39

Weighted average shares outstanding — Basic	176.0	182.1	178.9	189.4
Dilutive effect of share-based awards	1.6	2.1	1.6	2.2
Weighted average shares outstanding — Diluted	177.6	184.2	180.5	191.6

Pension-adjusted Operating Highlights
Operating income	831	689	3,193	3,076
Net FAS/CAS pension adjustment[1]	(82)	(87)	(316)	(348)
Pension-adjusted operating income[1]	$749	$602	$2,877	$2,728
Pension-adjusted operating margin rate[1]	11.7%	10.6%	11.7%	11.6%

Pension-adjusted Per Share Data
Diluted EPS	$2.96	$2.49	$12.19	$10.39
Pre-tax net pension adjustment per share[1]	(0.46)	(0.47)	(1.75)	(1.82)
Tax effect on net pension adjustment per share	0.16	0.16	0.61	0.64
After-tax net pension adjustment per share[1]	(0.30)	(0.31)	(1.14)	(1.18)
Pension-adjusted diluted EPS[1]	$2.66	$2.18	$11.05	$9.21

[1]	Non-GAAP metric — see definitions at the end of this earnings release.
Fourth quarter operating income increased 21 percent and operating margin rate increased 90 basis points to 13.0 percent, which includes higher segment operating income and a $92 million decline in unallocated corporate expense, principally due to lower deferred state tax expense than in the prior year period. Last year's fourth quarter deferred state tax expense was $76 million higher principally due to an accounting methods change adopted in that period. Fourth quarter 2016 segment operating income increased 8 percent to $772 million, due to higher sales volume, and segment operating margin rate decreased 50 basis points to 12.1 percent. For 2016, operating income increased 4 percent to $3.2 billion with an operating margin rate of 13.0 percent. The increase in 2016 operating income is due to lower unallocated corporate expense and higher sales volume, partially offset by lower net FAS/CAS pension adjustment.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	3

For the fourth quarter of 2016, federal and foreign income tax expense increased to $223 million from $162 million in the prior year period; the company's effective tax rate increased to 29.8 percent from 26.1 percent. For 2016, federal and foreign income tax expense declined to $723 million from $800 million in 2015, and the company's effective tax rate declined to 24.7 percent from 28.7 percent. The company's lower effective tax rate for 2016 is principally due to $85 million of excess tax benefits related to adoption of an accounting standards update for stock-based compensation, a $40 million benefit recognized in connection with the resolution of the IRS examination of the company's 2007-2011 tax returns, and a $33 million benefit associated with the repatriation of earnings from certain foreign subsidiaries.
Total backlog as of Dec. 31, 2016, was $45.3 billion compared with $35.9 billion as of Dec. 31, 2015.
Table 2 — Cash Flow Highlights

	Fourth Quarter		Full Year
($ millions)	2016	2015	2016	2015
Net cash provided by operating activities	$1,531	$1,633	$2,813	$2,162
Less: capital expenditures	(312)	(137)	(920)	(471)
Free cash flow[1]	$1,219	$1,496	$1,893	$1,691

[1]	Non-GAAP metric — see definitions at the end of this earnings release.
Fourth quarter 2016 cash provided by operating activities totaled $1.5 billion compared to $1.6 billion provided in the fourth quarter of 2015. Fourth quarter 2016 free cash flow totaled $1.2 billion after capital expenditures of $312 million.
For the full year, cash provided by operations improved to $2.8 billion from $2.2 billion in 2015, and free cash flow improved to $1.9 billion from $1.7 billion in 2015. Higher cash provided by operations and free cash flow are due to prior year voluntary pension contributions, changes in trade working capital and higher net earnings than in 2015, partially offset by an increase in net income tax payments. Last year's cash results included a $500 million pre-tax voluntary pension contribution, which reduced cash results by $325 million on an after-tax basis.
Year-to-date changes in cash and cash equivalents include the following for cash from operating, investing and financing activities through Dec. 31, 2016:
Operating

•	$2.8 billion provided by operations

Investing

•	$920 million for capital expenditures

Financing

•	$1.5 billion for repurchase of common stock

•	$749 million net proceeds from issuance of long-term debt

•	$640 million for dividends

•	$321 million for repayment of long-term debt

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	4

Table 3 — Segment Operating Results
Effective Jan. 1, 2016, the company realigned from four to three segments: Aerospace Systems, Mission Systems and Technology Services. Operating results for all periods presented have been recast to reflect this realignment.

	Fourth Quarter			Full Year
($ millions)	2016	2015	Change	2016	2015	Change
Sales
Aerospace Systems	$2,872	$2,400	20%	$10,828	$9,940	9%
Mission Systems	2,847	2,612	9%	10,928	10,674	2%
Technology Services	1,208	1,121	8%	4,825	4,819	—
Intersegment eliminations	(530)	(439)		(2,073)	(1,907)
	6,397	5,694	12%	24,508	23,526	4%
Segment operating income[1]
Aerospace Systems	327	276	18%	1,236	1,205	3%
Mission Systems	390	363	7%	1,445	1,410	2%
Technology Services	125	125	—	512	514	—
Intersegment eliminations	(70)	(47)		(258)	(209)
Segment operating income[1,2]	772	717	8%	2,935	2,920	1%
Segment operating margin rate[1]	12.1%	12.6%	(50) bps	12.0%	12.4%	(40) bps

[1]	Non-GAAP metric — see definitions at the end of this earnings release.
[2]	Refer to Table 1 for reconciliation to operating income.
Fourth quarter 2016 segment operating income increased 8 percent due to higher operating income at Aerospace Systems and Mission Systems. For 2016, segment operating income increased 1 percent due to higher operating income at Aerospace Systems and Mission Systems. Fourth quarter 2016 and full year 2016 segment operating margin rate declined to 12.1 percent and 12.0 percent, respectively, primarily due to changes in contract mix and timing of risk retirements in Aerospace Systems.
Aerospace Systems ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Sales	$2,872	$2,400	19.7%	$10,828	$9,940	8.9%
Operating income	327	276	18.5%	1,236	1,205	2.6%
Operating margin rate	11.4%	11.5%		11.4%	12.1%
Aerospace Systems fourth quarter 2016 sales increased 20 percent, and 2016 sales increased 9 percent. Higher sales in both periods are principally due to higher volume for Manned Aircraft and Autonomous Systems programs. Manned Aircraft sales rose due to higher restricted and E-2D volume, as well as increased F-35 deliveries, partially offset by lower volume on the B-2 program. For 2016, the company also had lower F/A-18 deliveries than in 2015. Autonomous Systems sales for both periods rose due to higher volume on the Triton and Global Hawk programs, partially offset by the ramp-down of the NATO Alliance Ground Surveillance (AGS) program. Space sales were also higher for both periods due to higher restricted volume, which largely offset lower volume for the Advanced Extremely High Frequency and James Webb Space Telescope programs.
Aerospace Systems fourth quarter 2016 operating income increased 18 percent, and 2016 operating income increased 3 percent. Operating margin rate for both periods was 11.4 percent. Higher operating

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	5

income for both periods includes a $45 million gain on a property sale and higher operating income and margin rate for Autonomous Systems programs, partially offset by lower operating income and margin rate for Manned Aircraft due to changes in contract mix and the timing of risk retirements.
Mission Systems ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Sales	$2,847	$2,612	9.0%	$10,928	$10,674	2.4%
Operating income	390	363	7.4%	1,445	1,410	2.5%
Operating margin rate	13.7%	13.9%		13.2%	13.2%
Mission Systems fourth quarter 2016 sales increased 9 percent due to higher volume across all reporting areas. Higher Sensors and Processing sales are primarily due to higher volume on airborne C4ISR programs, partially offset by lower volume for land and avionics C4ISR. Higher Advanced Capabilities sales include higher volume on navigation and maritime programs and missile defense and protective systems programs. Higher Cyber and ISR sales are due to increased volume for restricted and space programs.
For 2016, sales increased 2 percent due to higher volume on Sensors and Processing and Advanced Capabilities programs, partially offset by lower volume on Cyber and ISR programs. Sensors and Processing sales increased primarily due to higher volume on communications programs, including ramp up on the JCREW program, increased restricted volume, and ramp up on the G/ATOR program, partially offset by lower volume on international programs. Higher Advanced Capabilities sales include increased volume for restricted programs and maritime systems and marine systems programs. Lower Cyber and ISR sales reflect lower volume on space programs.
Mission Systems fourth quarter 2016 operating income increased 7 percent, and operating margin rate decreased to 13.7 percent. Fourth quarter operating income reflects higher sales volume and a $21 million gain on the sale of a commercial cyber business, partially offset by a $49 million forward loss provision on an Advanced Capabilities program, principally due to cost growth for changes impacting fixed price options, which may not be fully recovered through additional contract value. For 2016, operating income increased 2 percent, consistent with higher sales volume, and operating margin rate was unchanged at 13.2 percent.
Technology Services ($ millions)

	Fourth Quarter			Full Year
	2016	2015	Change	2016	2015	Change
Sales	$1,208	$1,121	7.8%	$4,825	$4,819	0.1%
Operating income	125	125	—	512	514	(0.4%)
Operating margin rate	10.3%	11.2%		10.6%	10.7%
Technology Services fourth quarter 2016 sales increased 8 percent due to higher sales for all reporting areas. For 2016, sales were comparable to the prior year and include higher volume for Systems and Modernization and Services programs, partially offset by lower volume for Advanced Defense Services and Global Logistics and Modernization programs.
Technology Services fourth quarter 2016 operating income was unchanged from the prior year period, and operating margin rate declined 90 basis points to 10.3 percent. For 2016, operating income and operating margin rate were comparable to the prior year period.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	6

2017 Guidance
The company’s 2017 financial guidance assumes no disruption to or cancellation of any of our significant programs and no disruption to or shutdown of government operations. Guidance for 2017 also assumes adequate appropriations and funding for the company’s programs for the remainder of the year.

2017 Guidance
($ in millions, except per share amounts)	As of 1/26/17

Sales	~25,000

Segment operating margin %[1]	Mid 11%

Net FAS/CAS pension adjustment[1]	~475

Operating margin %	Mid 12%

Effective tax rate %	~29.5%

Diluted EPS	11.30	—	11.60

Capital expenditures	~900

Free cash flow[1]	1,800	—	2,000

[1] Non-GAAP metric - see definitions at the end of this earnings release.
Estimated capital expenditures in 2017 reflect increased programmatic requirements and support the company's continued focus on cost reduction, affordability and investments to support our long-term growth strategy.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	7

About Northrop Grumman
Northrop Grumman will webcast its earnings conference call at noon Eastern time on Jan. 26, 2017. A live audio broadcast of the conference call will be available on the investor relations page of the company’s website at www.northropgrumman.com.
Northrop Grumman is a leading global security company providing innovative systems, products and solutions in autonomous systems, cyber, C4ISR, strike, and logistics and modernization to customers worldwide. Please visit www.northropgrumman.com for more information.

Forward-Looking Statements
This earnings release and the information we are incorporating by reference contain statements, other than statements of historical fact, that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “intend,” “may,” “could,” “plan,” “project,” “forecast,” “believe,” “estimate,” “guidance,” “outlook,” “anticipate,” “trends,” “goals” and similar expressions generally identify these forward-looking statements.
Forward-looking statements include, among other things, statements relating to our future financial condition, results of operations and/or cash flows. Forward-looking statements are based upon assumptions, expectations, plans and projections that we believe to be reasonable when made, but which may change over time. These statements are not guarantees of future performance and inherently involve a wide range of risks and uncertainties that are difficult to predict. Specific risks that could cause actual results to differ materially from those expressed or implied in these forward-looking statements include, but are not limited to, those identified and discussed more fully in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other filings with the SEC. They include:

•	our dependence on the U.S. Government for a substantial portion of our business

•	significant delays or reductions in appropriations for our programs and U.S. Government funding more broadly

•	investigations, claims, disputes and/or litigation

•	our exposure to additional risks as a result of our international business

•
the improper conduct of employees, agents, subcontractors, suppliers, business partners or joint ventures in which we participate and the impact on our reputation, our ability to do business, and our financial position, results of operations and/or cash flows

•	the use of estimates when accounting for our contracts and the effect of contract cost growth and/or changes in estimated contract revenues and costs

•	the performance and financial viability of our subcontractors and suppliers and the availability and pricing of raw materials and components

•	cyber and other security threats or disruptions faced by us, our customers or our partners

•	changes in procurement and other laws, regulations and practices applicable to our industry, findings by the U.S. Government, and changes in our customers’ business practices globally

•	increased competition within our markets and bid protests

•	the ability to maintain a qualified workforce

•	inability to meet performance obligations under our contracts

•	environmental matters, including unforeseen environmental costs and government and third party claims

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	8

•	natural and/or environmental disasters

•	the adequacy and availability of our insurance coverage, customer indemnifications or other liability protections

•	products and services we provide related to hazardous and high risk operations, which subject us to various environmental, regulatory, financial, reputational and other risks

•
the future investment performance of plan assets, changes in actuarial assumptions associated with our pension and other post-retirement benefit plans and legislative or other regulatory actions impacting our pension, post-retirement and health and welfare plans

•	changes in business conditions that could impact business investments and/or recorded goodwill or the value of other long-lived assets

•	our ability to exploit or protect intellectual property rights

•	inability to develop new products and technologies and maintain technologies, facilities, and equipment to win new competitions and meet the needs of our customers

•	unanticipated changes in our tax provisions or exposure to additional tax liabilities
Additional information regarding these risks and other important factors can be found in the section entitled “Risk Factors” in our Annual Report on Form 10-K and as disclosed in this report and from time to time in our other filings with the SEC.
You are urged to consider the limitations on, and risks associated with, forward-looking statements and not unduly rely on the accuracy of forward-looking statements. These forward-looking statements speak only as of the date this report is first filed or, in the case of any document incorporated by reference, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
This release and the attachments also contain non-GAAP financial measures. A reconciliation to the nearest GAAP measure and a discussion of the company's use of these measures are included in this release or the attachments.

Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media

SCHEDULE 1
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (LOSS)
(Unaudited)

	Year Ended December 31
$ in millions, except per share amounts	2016	2015	2014
Sales
Product	$14,738	$13,966	$14,015
Service	9,770	9,560	9,964
Total sales	24,508	23,526	23,979
Operating costs and expenses
Product	11,002	10,333	10,431
Service	7,729	7,551	7,947
General and administrative expenses	2,584	2,566	2,405
Operating income	3,193	3,076	3,196
Other (expense) income
Interest expense	(301)	(301)	(282)
Other, net	31	15	23
Earnings before income taxes	2,923	2,790	2,937
Federal and foreign income tax expense	723	800	868
Net earnings	$2,200	$1,990	$2,069

Basic earnings per share	$12.30	$10.51	$9.91
Weighted-average common shares outstanding, in millions	178.9	189.4	208.8

Diluted earnings per share	$12.19	$10.39	$9.75
Weighted-average diluted shares outstanding, in millions	180.5	191.6	212.1

Net earnings (from above)	$2,200	$1,990	$2,069
Other comprehensive (loss) income
Change in unamortized benefit plan costs, net of tax benefit (expense) of $89 in 2016, ($45) in 2015 and $1,423 in 2014	(175)	75	(2,316)
Change in cumulative translation adjustment	(50)	(41)	(59)
Other, net	(1)	2	3
Other comprehensive (loss) income, net of tax	(226)	36	(2,372)
Comprehensive income (loss)	$1,974	$2,026	$(303)

SCHEDULE 2
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited)

	December 31, 2016	December 31, 2015
$ in millions
Assets
Cash and cash equivalents	$2,541	$2,319
Accounts receivable, net	3,299	2,841
Inventoried costs, net	816	807
Prepaid expenses and other current assets	200	367
Total current assets	6,856	6,334
Property, plant and equipment, net of accumulated depreciation of $4,831 in 2016 and $4,849 in 2015	3,588	3,064
Goodwill	12,450	12,460
Deferred tax assets	1,462	1,409
Other non-current assets	1,258	1,157
Total assets	$25,614	$24,424

Liabilities
Trade accounts payable	$1,554	$1,282
Accrued employee compensation	1,342	1,195
Advance payments and amounts in excess of costs incurred	1,471	1,537
Other current liabilities	1,263	1,443
Total current liabilities	5,630	5,457
Long-term debt, net of current portion of $12 in 2016 and $110 in 2015	7,058	6,386
Pension and other post-retirement benefit plan liabilities	6,818	6,172
Other non-current liabilities	849	887
Total liabilities	20,355	18,902

Shareholders’ equity
Preferred stock, $1 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $1 par value; 800,000,000 shares authorized; issued and outstanding: 2016—175,068,263 and 2015—181,303,083	175	181
Retained earnings	10,630	10,661
Accumulated other comprehensive loss	(5,546)	(5,320)
Total shareholders’ equity	5,259	5,522
Total liabilities and shareholders’ equity	$25,614	$24,424

SCHEDULE 3
NORTHROP GRUMMAN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31
$ in millions	2016	2015	2014
Operating activities
Net earnings	$2,200	$1,990	$2,069
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	456	467	462
Stock-based compensation	93	99	134
Excess tax benefits from stock-based compensation	—	(103)	(81)
Deferred income taxes	36	572	216
Changes in assets and liabilities:
Accounts receivable, net	(461)	(30)	(105)
Inventoried costs, net	(15)	(80)	(24)
Prepaid expenses and other assets	(110)	43	13
Accounts payable and other liabilities	198	(632)	(89)
Income taxes payable	148	135	84
Retiree benefits	393	(263)	(17)
Other, net	(125)	(36)	(69)
Net cash provided by operating activities	2,813	2,162	2,593

Investing activities
Capital expenditures	(920)	(471)	(561)
Other, net	115	40	(84)
Net cash used in investing activities	(805)	(431)	(645)

Financing activities
Common stock repurchases	(1,547)	(3,182)	(2,668)
Net proceeds from issuance of long-term debt	749	600	—
Payments of long-term debt	(321)	—	—
Cash dividends paid	(640)	(603)	(563)
Payments of employee taxes withheld from share-based awards	(153)	(186)	(127)
Net proceeds from credit facilities	135	—	—
Other, net	(9)	96	123
Net cash used in financing activities	(1,786)	(3,275)	(3,235)
Increase (decrease) in cash and cash equivalents	222	(1,544)	(1,287)
Cash and cash equivalents, beginning of year	2,319	3,863	5,150
Cash and cash equivalents, end of period	$2,541	$2,319	$3,863

SCHEDULE 4
NORTHROP GRUMMAN CORPORATION
TOTAL BACKLOG
(Unaudited)

	December 31, 2016			December 31, 2015
$ in millions	FUNDED [1]	UNFUNDED [2]	TOTAL BACKLOG	TOTAL BACKLOG
Aerospace Systems	$9,419	$17,891	$27,310	$18,014
Mission Systems	9,301	4,414	13,715	13,254
Technology Services	3,446	868	4,314	4,655
Total	$22,166	$23,173	$45,339	$35,923

[1]	Funded backlog represents firm orders for which funding is authorized and appropriated.

[2]
Unfunded backlog represents firm orders for which as of the reporting date, funding is not authorized and appropriated. Unfunded backlog excludes unexercised contract options and indefinite delivery, indefinite quantity (IDIQ) contracts until the time the option or IDIQ task order is exercised or awarded.

Northrop Grumman Reports Fourth Quarter and Full-Year 2016 Financial Results	13

Non-GAAP Financial Measures Disclosure: This earnings release contains non-GAAP (accounting principles generally accepted in the United States of America) financial measures, as defined by SEC (Securities and Exchange Commission) Regulation G and indicated by a footnote in the text of the release. While we believe investors and other users of our financial statements may find these non-GAAP financial measures useful in evaluating our financial performance and operational trends, they should be considered as supplemental in nature, and therefore, should not be considered in isolation or as a substitute for financial information prepared in accordance with GAAP. Definitions are provided for the non-GAAP measures and reconciliations are provided in the body of the release. References to a “Table” in the definitions below relate to tables in the body of this earnings release. Other companies may define these measures differently or may utilize different non-GAAP measures.
Free cash flow: Net cash provided by operating activities less capital expenditures. We use free cash flow as a key factor in our planning for, and consideration of, acquisitions, stock repurchases and the payment of dividends. This measure may be useful to investors and other users of our financial statements as a supplemental measure of our cash performance, but should not be considered in isolation, as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating results presented in accordance with GAAP. Free cash flow is reconciled in Table 2.
Pension-adjusted metrics: For financial statement purposes, we account for our employee pension plans in accordance with GAAP (FAS). However, the cost of these plans is charged to our contracts in accordance with the Federal Acquisition Regulation (FAR) and the related U.S. Government Cost Accounting Standards (CAS) that govern such plans. We use pension-adjusted metrics as internal measures of financial performance and for performance-based compensation decisions. The following pension-adjusted measures may be useful to investors and other users of our financial statements in evaluating our performance based upon the pension costs charged to our contracts.
Net FAS/CAS pension adjustment: The difference between pension expense charged to contracts and included as cost in segment operating income in accordance with CAS and pension expense determined in accordance with FAS. Net FAS/CAS pension adjustment is presented in Table 1.
Pension-adjusted operating income: Operating income before the net FAS/CAS pension adjustment as defined above. Pension-adjusted operating income is reconciled in Table 1.
Pension-adjusted operating margin rate: Pension-adjusted operating income as defined above, divided by sales. Pension-adjusted operating margin rate is reconciled in Table 1.
Pre-tax net pension adjustment per share: The per share impact, before tax, of the net FAS/CAS pension adjustment as defined above. Pre-tax net pension adjustment per share is presented in Table 1.
After-tax net pension adjustment per share: The per share impact, after tax at the statutory rate of 35 percent, of the net FAS/CAS pension adjustment as defined above. After-tax net pension adjustment per share is presented in Table 1.
Pension-adjusted diluted EPS: Diluted EPS excluding the after-tax net pension adjustment per share as defined above. Pension-adjusted diluted EPS is reconciled in Table 1.
Segment operating income: Total earnings from our three segments including allocated pension expense recognized under CAS, and excluding unallocated corporate items and FAS pension expense. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors. Segment operating income is reconciled in Table 1.
Segment operating margin rate: Segment operating income as defined above, and reconciled in Table 1, divided by sales. This measure may be useful to investors and other users of our financial statements as a supplemental measure in evaluating the financial performance and operational trends of our sectors.

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Northrop Grumman Corporation
2980 Fairview Park Drive • Falls Church, VA 22042-4511
www.northropgrumman.com/media